SEPARATION AND TRANSITION AGREEMENT
This Separation and Transition Agreement, dated August 4, 2023 (“Agreement”), is made and entered into by and between Susan K. Drath (“Colleague”) and Energizer Brands, LLC (“Energizer”). For purposes of this Agreement, the term “Energizer” shall include not only Energizer Brands, LLC, but also Energizer Holdings, Inc., and all current and former parent, subsidiary and affiliated companies, predecessors, successors and assigns of the aforementioned entities, and all past, present and future officers, boards of directors, attorneys, agents, representatives, stockholders and employees of any of the foregoing.
WHEREAS, Colleague and Energizer desire to enter into an agreement that will provide for the end of Colleague’s employment, the orderly transition of Colleague’s knowledge, duties and responsibilities, and the release of any and all claims Colleague may have now or in the past has had against Energizer, including but not limited to those related to (i) Colleague’s employment, (ii) the end of Colleague’s employment, and (iii) any and all other claims;
NOW THEREFORE, for and in consideration of the releases, covenants, and undertakings hereinafter set forth, and for other good and valuable consideration, which each party hereby acknowledges, intending to be legally bound, it is agreed as follows:
1.Effectiveness and Separation of Employment. This Agreement shall be effective on the eighth (8th) day following Colleague’s execution of the Agreement (“Effective Date”), provided Colleague does not revoke Colleague’s acceptance of the Agreement prior to such date. Colleague shall remain employed by Energizer through March 31, 2024, (the “Separation Date”), unless Colleague’s employment with Energizer is terminated prior to such date pursuant to Section 6, in which case such termination date shall be deemed the Separation Date. Effective on the Separation Date, Colleague shall be permanently and irrevocably separated from employment.
2.Transition Obligations. Colleague shall continue working in Colleague’s current role through December 31, 2023. Thereafter, Colleague shall cease to serve as the Chief Human Capital Officer of Energizer and shall relinquish all other roles and titles then held by Colleague and shall assume the title of Special Advisor through the Separation Date. The period between the Effective Date and Separation Date will be referred to as the “Transition Period.” During the Transition Period, in addition to Colleague’s current duties, Colleague agrees to: (i) work with Energizer to ensure an orderly transition of all outstanding matters and projects; (ii) complete a successful transition for direct reports with minimal business disruption; and (iii) maintain positive working relationships and conduct all activities in a professional manner and in the best interest of Energizer.
3.Acknowledgement and Waiver of Certain Rights.
a.Colleague and Energizer acknowledge and agree that Colleague: (i) participates in the Energizer Executive Bonus Plan (the “Bonus Plan”) and would be entitled to certain payments thereunder in respect of the plan year ending September 30, 2023, subject to satisfaction of applicable performance and service conditions (the “FY23 Bonus”); (ii) was granted restricted stock units (“RSUs”) under the Energizer Equity Incentive Plan, as amended (the “Equity Plan”) on November 16, 2020, which are scheduled to vest on November 16, 2023, subject to Colleague’s continued employment on such date (the “FY21 RSUs”); (iii) was granted RSUs under the Equity Plan on November 15, 2021, which are scheduled to vest on November 15, 2024, subject to Colleague’s continued employment on such date (the “FY22 RSUs”); (iv) was granted RSUs under Energizer’s 2023 Omnibus Incentive Plan (the “Omnibus Plan”) on November 7, 2022, which are scheduled to vest on November 7, 2025, subject to Colleague’s continued employment on such date (the “FY23 RSUs”); (v) was granted performance-based PSUs (“PSUs”) under the Equity Plan on November 16, 2020, which are scheduled to vest in 2023, subject to certification of the applicable performance conditions and Colleague’s continued employment through the date of such certification (the “FY21 PSUs”); (vi) was granted PSUs under the Equity Plan on November 15, 2021, which are scheduled to vest in 2024, subject to certification of the applicable performance conditions and Colleague’s continued employment through the date of such certification (the “FY22 PSUs”); and (vii) was granted PSUs under the Omnibus Plan on November 7, 2022, which are scheduled to vest in 2025, subject to certification of the applicable performance conditions and Colleague’s continued employment through the date of such certification (the “FY23 PSUs”).
b.By executing this Agreement, Colleague hereby waives all right and entitlement to (i) receive any payment pursuant to the FY23 Bonus, (ii) participate in the Bonus Plan during the plan year ending September 30, 2024, (iii) receive payment or settlement of the FY21 RSUs and (iv) receive payment or settlement of the FY21 PSUs. Colleague further acknowledges that Colleague shall forfeit the FY22 RSUs, FY23 RSUs, FY22 PSUs and FY23 PSUs, each as of the Separation Date pursuant to the terms of the agreements under which such awards were granted.
4.Transition Payments and Benefits. In consideration of Colleague’s waiver of the FY23 Bonus, FY21 RSUs and FY21 PSUs, as provided in Section 3, and provided that Colleague complies in all respects with the requirements of this Agreement (specifically including Section 2) and executes and does not revoke this Agreement, during the Transition Period, Energizer shall: (i) continue to pay Colleague’s current base salary as in effect on the Effective Date and offer the same benefits as are available to other similarly situated executives, subject to the terms and conditions of each applicable benefit plan and this Agreement; (ii) reimburse Colleague for any unreimbursed expenses properly incurred in accordance with, and subject to, Energizer’s regular policies in effect from time to time regarding reimbursement of expenses during the Transition Period; (iii) make a one-time lump sum payment to Colleague equal to the value as determined in the sole discretion of Energizer of the FY23 Bonus, to the extent the threshold performance goals are achieved under the terms of the Bonus Plan, which shall be payable no later than December 15, 2023; (iv) make a one-time lump sum payment to Colleague in an amount equal to the number of shares underlying the FY21 RSUs multiplied by $32.85, plus accrued dividends, and 35% of the number of shares that may be earned at target performance under the FY21 PSUs multiplied by $32.85, plus accrued dividends, in each case as determined in the sole discretion of Energizer, which shall be payable no later than February 15, 2024; and (v) make a one-time lump sum cash payment to Colleague equal to 50% (the portion of the Bonus Plan year occurring prior to the Separation Date) of Colleague’s target cash bonus for the Bonus Plan year ending September 30, 2024, which shall be payable no later than December 31, 2024. Colleague acknowledges that during the Transition Period, she shall remain entitled to participate in Energizer’s benefit plans and programs in effect during the Transition Period in accordance with and subject to the terms of such plans and agrees that through the Separation Date she shall continue to be entitled to any matching contributions that Energizer is permitted to make pursuant to the terms of the plan documents and summary plan description, as amended in 2017, of the Energizer Executive Savings Investment Plan.
5.Separation Payments. On or promptly following the Separation Date, Energizer shall pay Colleague’s accrued base salary through and including the Separation Date and all other amounts or benefits required to be paid or provided to Colleague by applicable law or accrued and vested for the benefit of Colleague under the benefit plans of Energizer in accordance with the terms of the applicable plan and plan agreements and elections, including all earned but unused paid time off (“Accrued Amounts”). Colleague shall not be entitled to participate in any Energizer benefit plans or programs following the Separation Date. Provided that Colleague has: (a) complied in all respects with the requirements of this Agreement (specifically including Section 2); (b) executed and not revoked this Agreement; and (c) executed and not revoked, within the timeframe specified therein following the Separation Date, the Agreement Affirmation attached to this Agreement (“Appendix A”), Energizer shall provide Colleague with (i) a one-time lump sum cash severance payment of $600,000.00 and (ii) a one-time lump sum cash severance payment equal to the total number of shares underlying the FY22 RSUs and the FY23 RSUs multiplied by $32.85, plus accrued dividends, in each case payable no later than December 31, 2024, in consideration of and in exchange for Colleague’s release of claims and the promises and obligations herein, including Colleague’s waiver of rights as provided in Section 3. Colleague acknowledges that such severance payments are more than Colleague would otherwise be eligible to receive.
6.Termination of Employment; Change of Control; Executive Severance Agreement and Performance and Time-Based Award Agreements.
a.Notwithstanding the above, if prior to the Separation Date, Colleague’s employment with Energizer is terminated: (i) voluntarily by Colleague, or (ii) by Energizer for Cause (as defined below), as determined by Energizer in its sole discretion based upon reasonable facts and circumstances, Colleague shall not be entitled to any payments or benefits pursuant to Sections 4 or 5 (other than Accrued Amounts) following the date of such termination of employment. If, however, Energizer terminates Colleague’s employment prior to the Separation Date for a reason other than Cause, Colleague will still receive (i) the amount of Colleague’s base salary that would have otherwise been payable during the Transition Period and that is unpaid as of the date of Colleague’s termination of employment, payable on the next regularly scheduled payroll date following Colleague’s termination and (ii) the Transition Payments as described in Section 4 and the Separation Payments as described in Section 5, provided that Colleague executes and does not revoke within the timeframes specified therein following the date of such termination of employment the Agreement Affirmation attached as Appendix A.
For purposes of this Agreement, “Cause” means Colleague willfully engaging in gross misconduct that materially injures Energizer (as determined in good faith by Energizer), Colleague’s final, unappealable conviction of a felony or Colleague’s breach of this Agreement, provided, however, that Cause shall not include a termination attributable to (i) poor work performance, bad judgment or negligence on the part of Colleague, (ii) an act or omission by Colleague believed by Colleague in good faith to have been in or not opposed to the best interests of Energizer and reasonably believed by Colleague to be lawful or (iii) the good faith conduct of Colleague in connection with a change of control (including opposition to or support of such change of control).
b.Colleague acknowledges that, on the Effective Date: (i) no Change of Control has occurred; (ii) her termination is not in connection with any Change of Control, either actual or deemed; and (iii) she is therefore not entitled to any benefits pursuant to the Change of Control Employment Agreement entered into between

Colleague and Energizer. Such Change of Control Employment Agreement is hereby terminated as of the Effective Date.
c.Colleague agrees that the benefits that she will receive pursuant to Sections 4 or 5 (other than Accrued Amounts) are in lieu of any benefits to which she may have been entitled pursuant to any severance plan or agreement, specifically including the Energizer Holdings, Inc. Executive Severance Plan (collectively, “Severance Plans”), and that she hereby knowingly and voluntarily agrees to waive any and all benefits to which she may be entitled pursuant to Energizer Severance Plans on the Effective Date.
7.Representations of Colleague. As a material inducement to Energizer to enter into this Agreement, Colleague hereby represents and confirms that:
a.She has not filed or otherwise pursued any charges, complaints, lawsuits or claims of any nature against Energizer or any of its subsidiaries, affiliates or divisions, arising out of or relating to events occurring prior to and through the date of this Agreement, with any governmental agency or court with respect to any matter covered by this Agreement, and Colleague has no knowledge of any fact or circumstance that she would reasonably expect to result in any such claim against Energizer in respect of any of the foregoing. Except as provided in Sections 11 and 18, and subject to the provisions thereof, Colleague agrees hereby not to bring suit against Energizer for events occurring prior to the date of this Agreement and not to seek damages from Energizer by filing a claim or charge with any governmental agency or court.
b.Through the Effective Date she has not: (i) engaged in any conduct that constitutes willful gross neglect or willful gross misconduct with respect to her employment duties with Energizer which has resulted or will result in material economic harm to Energizer; (ii) knowingly violated the Code of Conduct; or (iii) facilitated or engaged in, nor has any knowledge of, any financial or accounting improprieties or irregularities of Energizer; or (iv) knowingly made any incorrect or false statements in any of her certifications relating to filings of Energizer required under applicable securities laws or to management representation letters, nor has any knowledge of any incorrect or false statements in any of Energizer’ filings required under applicable securities laws.
8.Tax Matters.
a.All payments and benefits provided hereunder shall be subject to tax withholdings required by applicable law and other standard payroll deductions.
b.All amounts payable under this Agreement are intended to either not constitute “deferred compensation” or comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (“Section 409A”) and this Agreement shall be interpreted and construed consistent with that intent. Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with the applicable provisions of Section 409A to the maximum extent possible. “Termination of employment,” “resignation,” “separation” or words of similar import, as used in this Agreement, shall mean, with respect to any payments of deferred compensation subject to Section 409A of the Code, Colleague’s “separation from service” as defined in

Section 409A. Colleague shall not have the ability to control, directly or indirectly, the timing of any payments of deferred compensation subject to Section 409A. Any payments that are deferred compensation subject to Section 409A, and that could occur in one of two years depending on the timing of an action by Colleague, such as the delivery of a release, will always occur in the later year. In addition and solely to the extent required by Section 409A, no payments that are deferred compensation subject to Section 409A will be made to Colleague prior to the earlier of (a) the expiration of the six (6)-month period measured from the date of Colleague’s “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A) or (b) the date of Colleague’s death, if Colleague is deemed at the time of her separation from service to be a “specified employee” within the meaning of that term under Section 409A(a)(2) of the Code and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. All payments and benefits which had been delayed pursuant to the immediately preceding sentence shall be paid (without interest) to Colleague in a lump sum upon expiration of such six-month period (or if earlier upon Colleague’s death). Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A.
c.Colleague agrees that she shall be liable for the payment of all federal, state and local taxes which may be owed by Colleague as the result of the consideration described above. Colleague understands that Energizer makes no representations regarding tax treatment of the payments, and Colleague agrees fully to defend, indemnify and hold Energizer, and each of its parents, subsidiaries, divisions, affiliates and operating companies, and the respective officers, directors, employees, agents and affiliates of each of them, harmless from any liability for payment of the taxes, penalties, withholding obligations and interest that she owes on the consideration she receives and that a government agency requests that Energizer pay (other than any payroll tax amounts for which only the employer would be liable), and to cooperate with Energizer with respect to any tax issues related to the compensation payable under this Agreement. Energizer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Energizer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Colleague on account of non-compliance with Section 409A.
9.General Release of Claims by Colleague. Colleague, for and on behalf of Colleague and Colleague’s heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, hereby agrees to, and does, remise, release and forever discharge Energizer from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise between Colleague and Energizer from matters which occurred prior to the date of execution of this Agreement, which matters include but are not limited to Colleague’s termination of employment with Energizer, and matters arising from the offer and acceptance of this Agreement. Colleague understands that the provisions of this Section 9 mean that, except as may otherwise be provided by law, Colleague cannot bring a lawsuit against Energizer.
10.Agreement Not to File Suit. Colleague, for and on behalf of Colleague and Colleague’s beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, agrees that, except as specifically set forth herein, she will not file or otherwise submit any charge, claim, complaint, arbitration request or action to any agency, court, organization, or judicial forum, including but not limited to all federal, state and local forums, against Energizer, nor will Colleague permit any person, group of persons or organization to take such action on Colleague’s behalf against Energizer arising out of any actions or non-actions on the part of Energizer arising before execution of this Agreement. Colleague further agrees that in the event that any person or entity should bring such a charge, claim, complaint or action on his behalf, she hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed. The provisions of this Section 10 and any other Section in this Agreement shall not be construed to prevent Colleague from filing a charge, or whistleblower or other complaint, with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NRLB”), the Securities and Exchange Commission (“SEC”) or other government agency to the extent she is permitted to do so by law, and this Agreement is not intended to interfere with Colleague’s right to participate and cooperate with an investigation conducted by the EEOC, the NRLB, the SEC or any similar agency. Colleague understands that the provisions of this Section 10 mean that, except as may otherwise be provided by law, Colleague cannot bring a lawsuit against Energizer.
11.Claims Covered. The charges, claims, complaints, matters, demands, damages, and causes of action referenced in Sections 9 and 10 include, but are not limited to, (i) any claims for compensation or other payments; (ii) any breach of an actual or implied contract of employment between Colleague and Energizer, (iii) any claim of unjust, wrongful, or tortious transfer, demotion, or discharge (including any claim of fraud, negligence, retaliation for whistleblowing, or intentional infliction of emotional distress), (iv) any claim of defamation or other common-law action, or (v) any claims of violations arising under the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the National Labor Relations Act; the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621 et seq., (including but not limited to the Older Worker’s Benefit Protection Act), the Americans with Disabilities Act of 1990 and the ADA Amendments Act of 2008, as amended, 42 U.S.C. § 12101 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601; the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.; claims of retaliation for exercise of rights under the Occupational Safety and Health Act; The Dodd-Frank Wall Street Reform and Consumer Protection Act; The Sarbanes-Oxley Act, retaliation for exercise under any state worker’s compensation laws; and any other foreign, federal, state, or local statutes, orders, laws, ordinances, regulations or the like, including, without limitation, common laws or other laws, whether or not related to employment, or any claims for pay, commissions, vacation, insurance, or benefits, or any other benefits of employment with Energizer arising from events occurring prior to the date of this Agreement, other than those payments or other benefits specifically provided herein.
12.Release Limitations. Colleague and Energizer expressly agree that this Agreement is not intended to conflict with or violate any law restricting the waiver of Colleague’s rights. Without limiting the scope of Sections 9, 10 and 11, this Agreement will not affect rights Colleague may have, if any, to unemployment insurance benefits or benefits under retirement plans or group health plans maintained by Energizer.
13.Representations and Warranties Regarding the FLSA. Colleague represents and warrants that she has received any and all wages and commissions for work performed and all overtime compensation to which she may have been entitled, and that she is not currently aware of any facts or circumstances constituting a violation by Energizer of the Fair Labor Standards Act (“FLSA”) or comparable state or local law.
14.No Additional On-the-Job Injury. Colleague represents and agrees that to the best of Colleague’s knowledge and belief, she has not suffered any on-the-job injury for which she has not already filed a claim.
15.No Involvement in Actions. To the maximum extent allowed by applicable law and subject to Colleague’s rights in Section 16, Colleague shall not hereafter directly or indirectly, or by the use or participation of another, counsel, assist, aid or abet any person (be it layman or lawyer) in the prosecution of a claim or suit against Energizer. Colleague shall not hereafter receive or accept any compensation, directly or indirectly, from any person, firm or corporation for the prosecution of any such claim whether by suit or settlement. Colleague shall not voluntarily (absent subpoena or court order, or other legal process, or pursuant to Section 12) testify, whether by deposition, affidavit or in person, in any legal proceeding in which Energizer is a party or prospective party.
16.Protected Rights. Nothing in this Agreement (including Sections 9, 10, 11, 15, 21 and 23) is intended to conflict with or limit Colleague’s right from filing a charge or claim with, making a report to, or participating or testifying fully in any investigation or proceeding conducted by any federal, state, local or administrative agency charged with enforcement of any law.
17.No Waiver of Future Claims. Notwithstanding anything else in this Agreement, the parties agree that (a) this Agreement does not constitute a waiver of any rights or claims that occur and arise after the date on which the Colleague executes this Agreement, and (b) the Agreement Affirmation does not constitute a waiver of any rights or claims that occur and arise after the date on which the Colleague executes the Agreement Affirmation.
18.No Admission of Wrongdoing. The parties to this Agreement agree that nothing in this Agreement is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.
19.Return of Property. Colleague agrees to return any and all Energizer property in her possession, custody or control, including, but not limited to, any credit cards, access cards, badges, devices, computer and/or other equipment, and any confidential, proprietary, or other business information belonging to Energizer at the Separation Date or upon request by Energizer.
20.Cooperation. Colleague agrees to fully cooperate with, and make herself reasonably available to, Energizer and its legal counsel, as Energizer may request, to assist it in any matter, including without limitation: (i) giving truthful testimony as to any non-privileged matter in any litigation, potential litigation, or similar inquiry or investigation that is related in any way to any matter about which Colleague may have knowledge, information, or expertise; and (ii) providing accurate information related to any other general or specific business matter about which Colleague possesses knowledge, information, or expertise. Upon presentation of reasonable documentation from Colleague, Energizer agrees to reimburse Colleague for her reasonable out-of-pocket expenses and any loss of wages or salary in connection with compliance with this Section 20, subject to the requirements of applicable law. If Colleague is not employed at the time she provides cooperation under this Section 20, Energizer will pay for Colleague’s time at an hourly rate based on her final base salary for Energizer as of the Separation Date.
21.Confidential Information. During the course of Colleague’s employment with Energizer, Colleague has possessed, become aware of, learned of, and/or had access to information that is proprietary and owned by Energizer and not readily available to outside parties through lawful means (hereinafter “Confidential Information”). Examples of Confidential Information include, but are not limited to, confidential intellectual property, trade secrets, operational practices, plans, methods, products, processes, formulas, devices, customer identities, customer lists, vendor identities, vendor lists, supplier identities, supplier lists, components, compositions, recipes, drawings, designs, formulations, memoranda, computer hardware, software, computer disks or CD’s, drawings, financial data, blueprints, or any reproductions of these, business plans, projections, prospects, opportunities or strategies, acquisitions, divestitures or mergers, financial data (including but not limited to the revenues, costs, or profits, associated with any products or services) and the like. This Confidential Information is important and valuable to Energizer’s business of developing, manufacturing and selling household and specialty batteries; portable lights; and automotive appearance, performance, refrigerants and freshener products, as well as other products Energizer may pursue in the future (hereinafter the “Company’s Business”).
a.Colleague will not directly or indirectly: use, disclose, reproduce, distribute or otherwise disseminate Confidential Information, or take any action causing, or fail to take any action necessary, in order to prevent any such information to lose its character or cease to qualify as Confidential Information.
b.In addition to this Section 21, Colleague agrees to abide by her Intellectual Property and Confidentiality Agreement with Energizer, except as expressly superseded by this Agreement.
c.The obligation to protect Energizer’s confidential information survives the termination of the employment relationship.
22.Non-Competition and Non-Solicitation.
a.Colleague acknowledges that Energizer has a valid interest in protecting its valuable assets, including its Confidential Information, the goodwill and business relationships with its customers, other colleagues, and the general public, and the specialized training of its colleagues, and recognizing, because of Colleague’s position with Energizer, that Colleague’s use of Energizer’s valuable assets, directly or indirectly, against or in competition with Energizer, during employment or after termination of employment, would result in irreparable harm to Energizer. Accordingly, Colleague acknowledges that the covenants and restrictions contained herein are necessary to protect these valuable assets of Energizer and to prevent irreparable injury to Energizer’s business.
b.Colleague agrees that for a period of two years from the Separation Date, Colleague will not on Colleague’s own behalf or on behalf of a Competing Business, directly or indirectly:
i.Compete (as defined below) against Energizer in the Company’s Business, in the Territory.

ii.Solicit, divert or appropriate, or attempt to solicit, divert or appropriate or accept any business from any Energizer’s vendors, suppliers or customers with whom Colleague had material contact and/or about whom Colleague was provided Confidential Information during the last two years of Colleague’s employment with Energizer to curtail, cancel or discontinue their business relationship with Energizer.
iii.Solicit, recruit, or encourage (i) current Colleagues of Energizer; or (ii) Colleagues whose employment with Energizer was terminated for any reason within one year of the date of said solicitation, recruitment, or encouragement to provide to a Competing Business the same or substantially similar services they provided to Energizer.
iv.Colleague understands that this Agreement does not prevent her from buying or selling stock in any company that is publicly listed and traded on any exchange or in the over-the-counter market.
c.For purposes of this Agreement,
i.“Compete” means to accept or begin employment with, advise, finance, own (partially or in whole), consult with, or accept an assignment through an employer with any third party (including, but not limited to, competitors, suppliers, manufacturers, retailers, brokers) in a position involving or relating to the Company’s Business, where doing so will require Colleague to provide the same or substantially similar services to a competing business as those that Colleague provided to Energizer while employed, or use any of the Confidential Information for the benefit of any third party.
ii.“Competing Business” means employment by, ownership, management or control of, or otherwise being affiliated as a consultant, trustee, manager, partner, principal, officer, director, or independent contractor in any other business entity, or engaging in any business which in any manner competes with the Company’s Business as conducted during Colleague’s employment.
iii.“Territory,” recognizing Colleague’s unique access to Energizer’s Confidential Information, is defined as anywhere in the world.
23.Non-disparagement. Colleague agrees not to criticize, denigrate or otherwise disparage or cause disparagement, or make any disparaging remarks (“Disparage”), to the media, the general public, customers, investors or to any other person or entity about Energizer. Without limiting the foregoing, Colleague will not Disparage Energizer, to any of Energizer’s current, former or prospective customers or clients or any of Energizer’s current or former employees. Colleague further represents and agrees that she has not and will not engage in any conduct or take any action whatsoever to cause or influence, or which reasonably could be anticipated to cause or influence, any person or entity, including but not limited to, any past, present or prospective employee of, or applicant for employment with Energizer, to initiate litigation, assert any other kind of claim or take any other kind of adverse action against Energizer. Colleague acknowledges that this provision constitutes a material term in this Agreement, without which Energizer would not enter into this Agreement. As a result, any breach of this provision as determined by a court of competent jurisdiction will be considered a material breach and will, among all other available remedies, excuse Energizer from any further obligations to Colleague under this Agreement. This shall not be construed as a limitation of remedies, and Energizer retains all rights to pursue any and all claims or actions against Colleague as a result of any disparaging remarks made in violation of this Section 23 or otherwise.
24.No Rights Are Waived. Colleague agrees that Energizer’s failure to enforce at any time any portion of this Agreement, or to require at any time performance by Colleague, will in no way be construed to (a) be a waiver of any rights under this Agreement, (b) affect the validity of this Agreement, or any part of this Agreement, or (c) diminish the right of Energizer thereafter to enforce all parts of this Agreement in accordance with its terms.
25.Promises Given Are Reasonable. Colleague acknowledges and agrees that the promises and restrictions in this Agreement are reasonable and necessary for the protection of Energizer and its business. Colleague further acknowledges and agrees that Energizer is entitled to seek an injunction or other forms of equitable relief, without bond, to prevent or terminate any violation of Colleague’s promises or restrictions. Any such relief will be in addition to, and not in lieu of, any other remedy available to Energizer, whether at law or in equity.
26.Liquidated Damages. Colleague understands and agrees that the damage to Energizer due to any breach of this Agreement will be extremely difficult to determine. Therefore, Colleague agrees that if a court of competent jurisdiction finds that she violated any provision of this Agreement, she will pay Energizer such damages as found by a judge or jury without prejudice to any additional relief that may be available to Energizer. Colleague’s breach of this Agreement will excuse Energizer from any further obligations under this Agreement. Colleague agrees a breach by Colleague of the Restrictive Covenants in this Agreement will cause irreparable damage to Energizer and, for that reason, Colleague further agrees Energizer shall be entitled as a matter of right to injunctive relief restraining any further violation by Colleague. The right to injunctive relief shall be cumulative and in addition to any and all other remedies Energizer may have, including, specifically, recovery of actual damages, as provided for above. In addition, if a Court of competent jurisdiction finds either party has broken their respective promises contained in this Agreement by filing a lawsuit or initiating or maintaining any other type of claim prohibited by this Agreement, the losing party agrees to pay for all costs incurred by the prevailing party, including reasonable attorneys’ fees, in defending against its claims.
27.Missouri Law Governs. Because of Energizer’s and Colleague’s substantial contacts with the State of Missouri, the fact that Energizer’s headquarters is located in Missouri, the parties’ interests in ensuring that disputes regarding the interpretation, validity and enforceability of this Agreement are resolved on a uniform basis, and Energizer’s execution of and making of this Agreement in Missouri, the parties agree that the Agreement shall be interpreted and governed by the laws of the State of Missouri, without regard for any conflict of law principles. Any action concerning this Agreement must be decided in a court of competent jurisdiction in St. Louis County, Missouri, with respect to a state court, or the United States District Court for the Eastern District of Missouri, with respect to a federal court.
COLLEAGUE CONSENTS TO THE EXERCISE OF JURISDICTION OF THE COURT IN THE EXCLUSIVE FORUM STATED IN THIS AGREEMENT AND WAIVES ANY RIGHT COLLEAGUE MAY HAVE TO CHALLENGE OR CONTEST THE REMOVAL OF ANY ACTION BY ENERGIZER TO FEDERAL COURT OF ANY ACTION COLLEAGUE MAY BRING AGAINST IT IN STATE COURT.

28.Rule of Construction. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The parties intend for this Agreement to satisfy the provisions of the Age Discrimination in Employment Act of 1967, as amended, and this Agreement shall always be construed or limited in conformity with such provisions.
29.Modification or Severability of Agreement if Necessary. Colleague agrees that if any part of her promises or the duration of such promises in this agreement are determined to be too restrictive by a court of competent jurisdiction, the court may modify the promises and/or duration to make the same reasonable under the circumstances, and Colleague acknowledges that both Colleague and Energizer will be bound by such modification. In case any of the provisions in this agreement is held to be invalid, illegal or unenforceable-and cannot be modified-then such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such provision had never been contained in the Agreement. However, if the release of all claims contained in this Agreement in any respect is determined to be invalid or unenforceable, then, at Energizer’s option, Colleague shall be required (and promises and agrees) to repay to Energizer on demand, all amounts paid by Energizer pursuant to Section 5 (other than Accrued Amounts), and the parties shall revert to the position held by each prior to the signing of this Agreement.
30.Mutual Agreement for Modification. Unless modified by a court of competent jurisdiction which determines the agreement to be too restrictive, no term, condition, promise, representation or acknowledgement contained in this Agreement may be amended or modified unless in writing and signed by both Colleague and Energizer.
31.Assignment; Successors. This Agreement will be binding on Colleague and her heirs, executors, administrators and other legal representatives and will be binding on Energizer and its successors and assigns. This Agreement, and all of the rights granted in this agreement, will be freely assignable by Energizer. Except as otherwise specifically provided herein, neither this Agreement, nor any rights granted in this Agreement, will be assigned by Colleague and any attempt to assign this Agreement by Colleague will be null and void. This Agreement will inure to the benefit of Energizer, its subsidiaries and affiliates, and the successors and assigns of each of them.
32.Entire Agreement. This Agreement and Appendix A constitutes the entire agreement between the parties regarding Colleague’s separation of employment from Energizer.
33.Post-Employment Obligations in Other Agreements. Colleague and Energizer acknowledge that any post-employment obligations toward Energizer contained in any agreements signed by Colleague before or during her employment with Energizer remain in full force and effect, and that any post-employment obligations created by this Agreement are in addition to any of Colleague’s postemployment obligations contained in any other agreements.
34.No Reliance. The parties have not relied on any representations, promises or agreements of any kind made to them in connection with this Agreement, except for those set forth in the Agreement.
35.Knowing and Voluntary Agreement. Colleague hereby acknowledges that she has read and fully understands the terms of this Agreement and the effect of signing the same. Colleague further acknowledges that she is voluntarily entering into this Agreement. Colleague waives rights or claims only in exchange for consideration in addition to anything of value to which the Colleague already is entitled.

36.Capacity to Settle. Colleague represents that she has no legal impediments (including bankruptcy proceedings) to fully and completely settle all claims and to sign this Agreement.
37.Costs and Fees. Each party shall bear her or its own costs and attorney’s fees incurred in this Agreement.
38.Notice to Energizer. Any notice by Colleague to Energizer pertaining to this Agreement, or any provisions contained in this Agreement, shall be sent, by either hand-delivery or certified mail return receipt requested, to:
Energizer Holdings, Inc.
Attn: General Counsel
533 Maryville University Drive
St. Louis, Missouri 63141
39.Signatures and Execution. The parties agree that separate copies of this document shall constitute original documents that may be signed separately but which together will constitute one single agreement. The parties agree that this Agreement will not be binding on any party, however, until signed by all parties or their representatives.
40.OWBPA. In compliance with the Older Workers Benefit Protection Act, Colleague is hereby advised to consult with an attorney regarding terms, meaning, and impact of this agreement. In addition, Colleague understands and agrees that: (a) by signing this Agreement, and the subsequent Agreement Affirmation attached as Appendix A, Colleague waives and releases any claims Colleague might have against any of the Released Parties, including, but not limited to, any claims under the Age Discrimination in Employment Act of 1967; (b) Colleague is receiving consideration which is in addition to anything of value to which Colleague otherwise would have been entitled, (c) Colleague was advised in writing, by way of this agreement, to consult an attorney; (d) Colleague has twenty-one (21) days from the date of receipt of this Agreement to consider whether or not to execute this Agreement, which Colleague waives by virtue of execution during the consideration period; and (e) after Colleague signs this Agreement, Colleague has seven days from that date to revoke the Agreement. To revoke the Agreement, Colleague must clearly communicate the decision in writing to the contact listed in Section 38 by the seventh day following the effective date of this Agreement. Colleague understands and agrees that should Colleague revoke the release and waiver as to claims under the Age Discrimination in Employment Act of 1967, as amended, Energizer’s obligation under this Agreement will become null and void.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned parties have executed this Separation and Transition Agreement.

Susan K. Drath Signature Printed Name Date	Energizer Brands, LLC ________________________________ Signature Printed Name ______ Date

Appendix A
Agreement Affirmation
I, Susan K. Drath, execute this Agreement Affirmation on, or within 15 days following, my Separation Date (as defined in my Separation and Transition Agreement to which this Agreement Affirmation is an Appendix (the “Agreement”)).
I hereby reaffirm and agree to each and every term in the Agreement as of the date I execute this Agreement Affirmation, including without limitation the terms in Section 9 (General Release of Claims by Colleague), Section 10 (Agreement Not to File Suit), Section 11 (Claims Covered), Section 12 (Release Limitations), Section 13 (Representations and Warranties Regarding the FLSA), Section 14 (No Additional On-the-Job Injury), Section 15 (No Involvement in Actions), and Section 16 (Protected Rights).
As a result, I am hereby releasing all claims as specified in such Sections based on matters which occurred prior to the date I execute this Agreement Affirmation.
The terms in the Agreement are incorporated herein by reference. I have been advised by Energizer to consult with an attorney regarding the terms, meaning, and impact of this Agreement Affirmation.
Intending to be legally bound, agreed to by:

Signature:                             Date:
        Susan K. Drath